Exhibit 99.1

Company Contacts:

Robert Andersen

Tessera Technologies, Inc.

Executive Vice President and Chief Financial Officer

408-321-6779

or

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont

212-481-2050

Tessera@tpg-ir.com

TESSERA TECHNOLOGIES SIGNS DEFINITIVE AGREEMENT WITH O-FILM

TESSERA TO RECEIVE $50 MILLION, COMPRISED OF FOTONATION PREPAID ROYALTIES, MEMS IP LICENSE, EQUIPMENT SALE AND SALE OF SELECTED NON-CORE PATENTS

San Jose, Calif. – (BUSINESS WIRE) – Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) announced that the Company and its wholly-owned subsidiary DigitalOptics Corporation (together with its subsidiaries, “DOC”) has entered into a definitive agreement (the “Agreement”) with Shenzhen O-Film Tech Co., LTD. (“Shenzhen O-Film,” together with affiliates, collectively, “O-Film”) whereby O-Film will pay DOC $50 million, consisting of a $20.5 million prepaid royalty and support fee for a non-exclusive license to specific FotoNation product features, $7.5 million for a non-exclusive license for core MEMS auto-focus and other related intellectual property, an undisclosed future per unit royalty for MEMS-based camera modules, $22 million for certain manufacturing equipment and supplies, and certain non-core patents and patent applications (including patents and patent applications for Wafer Level Optics, Micro Optics and camera module technology). The closing of the transaction is expected to be completed by October 2014, and is subject to customary closing conditions, including required government approvals in China and Taiwan.

As previously announced, upon signing the letter of intent, O-Film made a $5 million non-refundable deposit applicable to the $50 million purchase price. Additionally, O-Film is required to pay DOC an additional non-refundable fee of $2 million by May 2nd to retain an option to purchase leasehold improvements related to DOC’s Taiwan manufacturing facility. O-Film is responsible for substantially all MEMS-related operating costs, including DOC’s Arcadia facility, from the signing of the agreement through the close of the transaction, in exchange for DOC’s cooperation to prepare the facilities for operation by O-Film following the closing.

“We are pleased to enter into this agreement as it represents our first MEMS intellectual property licensee, and a substantial licensee of our industry-leading smartphone imaging FotoNation technologies focused primarily on the China market,” said Thomas Lacey, Chief Executive Officer of Tessera Technologies, Inc. “We view this as an initial step in a long-term relationship with O-Film.”

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries that create, develop and license innovative semiconductor, interconnect and imaging technologies. Tessera and its subsidiaries generate revenue streams from manufacturers and other implementers that utilize our innovative technology. Tessera’s semiconductor packaging technologies have been licensed to more than 70 companies. More than 100 billion semiconductor chips have shipped with the company’s intellectual property. Tessera seeks to expand the use of its product and technology offerings in the tablet, laptop and smartphone markets.

For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC and the DOC logo are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the ability of the parties to close the transaction, including obtaining required government approvals in a timely manner or at all, and our ability to develop a long-term relationship with O-Film. The transaction is subject to the regulatory approvals or filings by relevant outbound investment authorities in China, including the local offices of the Ministry of Commerce, the Taiwan Affairs Office and the National Development and Reform Commission, as well as approvals by authorities in Taiwan, including approval by the Investment Commission Ministry of Economic Affairs of Taiwan. The transfer of certain of the equipment assets and know-how may further be subject to U.S. export laws and regulations and corresponding regulatory approvals in the United States. The parties may be unable to obtain such approvals, or satisfy other closing conditions, in which case the closing of the transaction may be delayed or may not occur. Other material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; and the impact of competing technologies on the demand for the Company’s technologies and products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

TSRA-G

Contact:

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

or

The Piacente Group Investor Relations

Don Markley or Glenn Garmont, 212-481-2050

Tessera@tpg-ir.com